As adopted February 16, 2000,
effective January 1, 2000



EMS TECHNOLOGIES, INC.
DIRECTORS' STOCK PURCHASE PLAN

1. PURPOSE. The Board of Directors (the 'Board') of EMS Technologies, Inc. (the 'Company') considers it desirable for the non-employee members of the 'Board' (the 'Outside Directors') to participate in Company ownership. Such ownership strengthens the sense of identity between the Company and its Outside Directors, and reflects the essential unity of purpose among the Company, the Outside Directors, and the Company's shareholders. The Plan is intended to provide a convenient means through which the Outside Directors may acquire shares of the Company's common stock, $.10 per value (the 'Common Stock'), and a method by which the Company may assist in achieving this objective.

     2.  NAME OF PLAN.  The name of this Plan is the "EMS
Technologies, Inc. Directors' Stock Purchase Plan" (the "Plan).

     3. ADMINISTRATION. The Plan shall be administered by the Company, which shall act as, or designate a bank, trust company or brokerage firm to act as, custodian under the Plan (the 'Custodian'), and will report each such designation to the Board. References in this Plan to the 'Custodian' shall include the Company at such times as it may be serving in such role, except as the context may otherwise clearly indicate. The Board reserves the right to change the Custodian at any time at its discretion. The Custodian will hold as custodian all funds received by it under the Plan and all of the shares of Common Stock acquired for participants under the Plan. Any third-party Custodian may rely on all orders, requests and instructions with respect to the Plan given in writing and signed by any person authorized to act on behalf of the Company, and such Custodian shall not be liable to any person for any action taken in accordance therewith.

     4. TERM OF PLAN. The Plan will continue from year to year, but, subject to Section 16, may be modified or discontinued by the Board at any time.

     5. ELIGIBILITY. Each Outside Director is eligible to participate in the Plan.
     6.  PARTICIPATION.

     (a) Each Outside Director may agree to pay in accordance with Section 7 an amount of money stated as a percentage of Board compensation (either in its entirety or by its separate components), not exceeding 100%, to be applied to the purchase of Common Stock for such individual's account. 'Board compensation', for the purposes of the Plan, shall mean all retainers and fees paid for service on the Board and for participation in meetings of the Board and its Committees. Board compensation does not include pay for consulting, expense reimbursements, or Company contributions for insurance or other benefit plans.

     (b) All requests to participate in the Plan shall be made on a form adopted by the Company as the form of a 'Request to Participate' under this Plan and authorizing and instructing the Company to deduct or cause to be deducted the desired amount from the individual's Board compensation. Each form shall expressly state that its terms are subject to and controlled by all the terms and conditions of the Plan, as the same may be amended from time to time.

     7.  COMPENSATION DEDUCTIONS.

     (a) At the time any payment of Board compensation is due, the Company will deduct the amount authorized by the participant in his or her Request to Participate.

     (b) Upon the participant's written request to the Company, the Company will increase or decrease the deduction amount, subject to the limits stated in paragraph 6(a). A participant, however, may increase or decrease the deduction amount no more frequently than once during any six-month period.

     8. APPLICATION OF DEDUCTIONS. Promptly after each deduction from Board compensation, the Custodian shall apply the deductions to the purchase of the Common Stock from the Company, at a price equal to the Fair Market Value of the Common Stock on the last business day preceding date of the deduction, as defined in the Company's 1997 Stock Incentive Plan (hereinafter, 'Fair Market Value'), plus a per-share amount equal to brokerage discounts or commissions, if any, paid by the Company to purchase shares for sale to Plan participants.

     9.  SALES OR TRANSFERS OF SHARES.

     (a) The Custodian will credit purchased shares to each participant's account, including fractional shares to at least the third decimal. Upon the receipt of a participant's request to sell or withdraw all or a portion of the shares credited to his or her account, the Custodian shall cause the sale of shares or the transfer of shares into the name of the participant or other registered holder designated by the participant. In the event of a sale, the Custodian shall remit the proceeds of the sale directly to the participant. In the event of a transfer, the Custodian shall deliver the shares in accordance with instructions from the participant. The Company will not issue any certificate representing fractional shares, but instead the value of fractional shares shall be paid to the participant in cash based on the Fair Market Value of the Common Stock on the date the participant makes the withdrawal request.

     (b) The Company reserves the right (i) to place a legend upon any certificate delivered to or upon the direction of any participant to the effect that the certificate may not be transferred without compliance with the federal securities laws, and (ii) to instruct the Company's transfer agent to place stop-transfer notices on its books with respect to the shares evidenced by such certificates.

     (c) Notwithstanding other provisions hereof, shares held in the account of a participant for less than six months may not be transferred to such participant unless he or she shall agree that the shares shall, prior to any sale thereof, be beneficially owned for not less than six months.

     10.  SHARES RETAINED BY THE CUSTODIAN.   Accumulations of
shares not withdrawn by participants pursuant to Section 9 shall be held by the Custodian for the account of the participant entitled thereto, but all rights accruing to an owner of record of such shares shall belong to and be vested in the participant for whose account it is being held, including the right to receive any and all dividends payable in respect of such shares, whether in cash, shares or otherwise, and the right to receive all notices of shareholders' meetings and to vote thereat.

     11. DIVIDENDS. All cash dividends when declared and received by the Custodian will be credited to the participants in proportion to the number of shares, including fractional shares, held by the Custodian for each participant's account on the dividend record date. Checks will then be issued to the participants promptly, except that a minimum accumulation of dividends to a total of $1 credited to the owner of the shares will be required before a dividend check will be issued. Neither the Company nor the Plan shall have any liability with respect to income taxes due on any dividends credited to a participant's account, and the participant shall be solely liable for any such applicable income tax.

     12.  VOTING RIGHTS AND REPORTS TO PARTICIPANTS.

     (a) The Company shall transmit or cause to be transmitted to all participants who do not otherwise receive such material as shareholders of the Company, at the time and in the manner such material is sent to shareholders, copies of all reports (including annual reports), proxy statements and other communications distributed to shareholders generally. The Custodian shall (i) request instructions from the participants as to the voting of shares held by it, and (ii) vote the shares held by it in accordance with such instructions. As to shares with regard to which no instructions are received, the Custodian shall vote such shares in favor of or against any matter in the same proportion as all other shares (including shares with regard to which the Custodian has received instructions) represented in person or by proxy at the meeting vote in favor of or against such matter, or (if the Custodian is a brokerage firm) shall vote or not vote such shares in the same manner that it acts with respect to shares of the Company held in its name for the benefit of other individual shareholders, under the rules of the National Association of Securities Dealers or applicable exchange.

     (b) The Custodian shall provide to each participant, not less frequently than twice each year, a statement of his or her account, such statement to show the balance of such account as of a recent date, together with all transactions affecting such account since the preceding report.

     13.  GRANT OF OPTIONS.

     (a) On each June 30 and December 31 during the term of the Plan the Company shall, automatically and without further action of the Board, grant to each participant an option (the 'Option' or 'Options') to acquire shares of the Common Stock at Fair Market Value on such date of grant, first exercisable six months after such date and remaining exercisable until 5:00 p.m., Atlanta time, on the sixth anniversary of the date of grant.
Each participant's Option shall cover such number of shares as shall result in the Option having a value on the date of grant, as determined by Black-Scholes methodology at that time used by the Company for financial reporting or other securities law purposes, equal to 25% of such participant's aggregate deductions into the Plan during the six-month period ending on the grant date.

     (b) Except as specified in paragraph 13(a), the Options shall be on the same terms and conditions as those granted automatically to certain members of the Board under the Company's
1997 Stock Incentive Plan.

     14.  WITHDRAWAL OF PARTICIPANTS FROM PLAN.

     (a) A participant may withdraw from the Plan, at any time after six months since his or her most recent change of deduction instructions, by giving notice in writing to the Company addressed to its Secretary; provided however, that a participant who shall have withdrawn from the Plan may not participate further in the Plan (except as provided in paragraph 14 (d)) for a period of six months from the date of the last deduction preceding the withdrawal. A participant's withdrawal of all shares owned by him or her from the Plan pursuant to Section 9 shall not in itself constitute a withdrawal from the Plan.

     (b) A participant shall be deemed to have withdrawn from the Plan immediately upon the occurrence of any of the following:
          (i)  The termination for any reason of the
               participant's status as a member of the Board;

          (ii)  Death of the participant;

         (iii) The creation of, and failure to discharge within 10 days of its creation, any lien or encumbrance upon a participant's account under the Plan (whether the lien is created by attachment, garnishment, or the filing or docketing of a judgment against the participant, or in any other manner), or any levy upon the participant's account under the Plan, or the filing of a petition in bankruptcy by or against the participant; or

          (iv)  Termination of the Plan by the Company.

     (c) Subject to paragraphs 9(c) and 14(d), and as soon as reasonably practicable after application of the last deduction made from such participant's Board compensation, upon the withdrawal from the Plan by a participant: all full shares in the account of the participant shall be sold or transferred to such participant or to such other registered holder as the participant shall designate; any fractional share shall be paid based on the Fair Market Value of the Common Stock on the date the participant gives notice of his or her withdrawal from the Plan; and all dividends credited to his or her account shall be paid to him or her. Shares transferred to or upon the direction of the persons specified in paragraph 9(b) shall be subject to the provisions and restrictions set forth in that paragraph.

     (d) Notwithstanding the provisions of paragraph 14(c), any participant who shall give notice of withdrawal pursuant to paragraph 14(a) may elect to permit the Custodian to continue to hold the shares and funds allocated to his or her account, but (except with the consent of the Custodian) only for so long as such participant shall not be deemed to have withdrawn from the Plan as a result of any of the events specified in paragraph 14(b). Such election shall be made by execution of such form or forms as shall be determined by the Company.

     15.  EXPENSES.

     (a) Except as otherwise provided herein, all administrative costs of the Plan, however calculated, including any costs incurred in the maintenance of participant accounts, shall be borne by the Company.

     (b) Charges incurred in the sale of shares for a participant's account, or in the distribution of shares at a participant's direction, shall be borne by the participant. Any intangibles tax, ad valorem tax, or other tax on cash or shares held by the Custodian shall be borne pro rata by the participants.

     16. GENERAL. The Plan is adopted by the authority of the Board, which reserves the right to amend, suspend or terminate the Plan at any time, provided that the Company may not amend or terminate the Plan in such a manner that the amendment or termination deprives a participant of any stock purchased with his or her deductions or of any Options to which he or she is entitled based on such deductions. However, the Company may not amend the Plan more than once in any six-month period to change the basis for determining the grant of Options to participants, and the Board, without the approval of the shareholders of the Company, may not amend the Plan to materially increase the benefits accruing to participants. The Plan shall be interpreted according to the laws of the State of Georgia.

     17. RESPONSIBILITY. The Company and the Board shall have no responsibility or liability, other than liabilities arising out of the federal securities laws, for any act or thing done or left undone in good faith, including, without limiting the generality of the foregoing, any action taken with respect to the price, quantity, or other conditions and circumstances of the purchase of shares under the terms of the Plan, provided, however, that the foregoing shall not apply to any act or thing done or left undone which amounts to willful malfeasance or gross negligence. A determination made in good faith by the Company as to any question that may arise regarding the Plan's conduct or operations shall be final.

     18. NO ASSIGNMENT. Participants shall not have the right to assign, pledge or hypothecate their rights in the Plan, and any attempted assignment, pledge or hypothecation of any such rights shall be absolutely null and void. The preceding sentence shall not be construed to limit in any manner the rights that a participant may otherwise have to assign, pledge, hypothecate or otherwise transfer shares held in his or her account, subject to the provisions hereof concerning transfer of shares to or upon the direction of the participant.